EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and the related prospectus of Veracyte, Inc. for the registration of 4,907,975 shares of its common stock and to the incorporation by reference therein of our report dated March 24, 2015, with respect to the consolidated financial statements of Veracyte, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
May 21, 2015